EXHIBIT 16.1

June 5, 2007

Office of the Chief Accountant, Division of Corporation Finance
100 F Street NE
Washington, DC 20549-7561

Re:	Anadigics, Inc.
Commission File Number: 0-25662

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated June 4, 2007 of Anadigics, Inc. and are in agreement with the statements in the last sentence of paragraph one and the statements contained in paragraphs two, three and four therein.  We have no basis to agree or disagree with the other statements made therein.

/s/ J.H.Cohn LLP